Exhibit 99.4

Craig L. Adams	Telephone 215.841.4800
SVP and Chief Operating Officer	Fax 215.841.5023
www.exeloncorp.com
PECO Energy	craig.adams@peco-energy.com
2301 Market Street Philadelphia, PA 19103

March 29, 2010

Ms. Donna Cook Williams

Contracting Officer

Office of Headquarters Procurement Services

U.S. Department of Energy

Washington, DC 20585

RE:	Request by PECO Energy Company for Approval of Encumbrance in connection with SGIG Award No. DE-OE0000207

Dear Ms. Williams:

This letter is submitted on behalf of PECO Energy Company (“Recipient”) in connection with SGIG Award No. DE-OE0000207 (the “Award”). Recipient will develop and carry out the project contemplated under the Award (the “SGIG Project”) pursuant to the SGIG Assistance Agreement (the “SGIG Agreement”) between Recipient and the Department of Energy (“DOE”). Recipient will be the acquirer and owner of all SGIG Project assets purchased in connection with the Award. Recipient is party to a Debt Agreement (as defined below) that provides holders of securities issued pursuant thereto with a first priority security interest over substantially all of the assets that are owned or acquired by Recipient (as described below), including assets purchased with the funds issued pursuant to the SGIG Agreement.

Recipient represents that the following is true:

Recipient is a party to a First and Refunding Mortgage Indenture, dated May 1, 1923 between Recipient and U.S. Bank National Association, as trustee (as previously amended, the “Debt Agreement”).

The Debt Agreement places a first priority security interest on substantially all of the property and assets of Recipient and Recipient has issued over $2.2 billion in outstanding first and refunding mortgage bonds (“Mortgage Bonds”) pursuant thereto. Under the granting clause of the Debt Agreement, Recipient grants a first priority security interest to the Debt Agreement trustee for all holders of Mortgage Bonds issued pursuant to the Debt Agreement with respect to the following property (where in existence at execution of each Debt Agreement or later arising):

The Debt Agreement does not distinguish between real property and equipment and supplies but automatically attaches to substantially all of

Recipent’s property, including after-acquired property. Recipient’s properties consist principally of electric transmission and distribution lines and substations, gas distribution facilities and general office and service buildings. The only Recipient property that is not subject to the lien of the Debt Agreement is shares of stock or other securities owned by Recipient that have not been specifically pledged to the Debt Agreement trustee.

Since all of the assets to be purchased pursuant to the SGIG Award would fall under the preceding description, thereby being subject to the existing security interests set forth in the Debt Agreement, Recipient requires that the existing liens under the Debt Agreement on all Project property, and the Mortgage Bonds issued thereunder, be explicitly permitted by DOE. Further, Recipient anticipates it may, in its business judgment, (i) be required to undertake extensions, modifications, supplements and amendments to the Debt Agreement, (ii) make new issuances or redemptions of securities pursuant to the Debt Agreement, (iii) elect to replace the Debt Agreement in its entirety with a new agreement, which may include, without limitation, new terms and/or counterparties, and/or (iv) enter into additional financing arrangements similar in form to the Debt Agreement.

The Debt Agreement prohibits Recipient from voluntarily creating or suffering to be created any debt, lien or charge on the Recipient's mortgaged property that is prior to or secured on a parity with the lien of the Debt Agreement.

Therefore, solely in connection with SGIG Award No. DE-OE0000207, and as contemplated in Clause 16 of the SGIG Agreement, Recipient hereby requests your approval for Recipient to encumber the property (as defined in 10 C.F.R. § 600.302) acquired with SGIG Agreement funds, as required by (i) the Debt Agreement and any Mortgage Bonds issued thereunder, as well as (ii) any extension, modification, supplement or amendment thereto, (iii) any issuance or redemption of securities thereunder, (iv) any replacement of the Debt Agreement, and (v) any additional financing arrangements similar in form to the Debt Agreement ((i) through (v) collectively, the “Financing Arrangements”).

We request you approve the foregoing request by signing the DOE prescribed language set forth below.

The signatory to this request for approval of encumbrance is authorized to bind the Recipient with respect to the subject matter set forth herein and hereby certifies that the facts presented herein are true, accurate and complete to the best of my knowledge and belief.

Sincerely,

APPROVAL BY DOE

DOE HEREBY APPROVES THE FOREGOING REQUEST AS FOLLOWS:

DOE hereby permits the Recipient to encumber, mortgage, pledge or grant a lien or security interest in all equipment and real property, wherever located, acquired by the Recipient in whole or in part with DOE grant funds in connection with their SGIG Project.

DOE’s interest as provided for in 10 CFR §§ 600.132, 134, 231,232 and 321 and any lien or security interest pursuant to such property interest, in each case, shall be subordinate to the rights and interests of the Creditors, Mortgage-holders, Trustees, Bondholder’s, etc. listed above arising pursuant to the above listed Financing Arrangements, as such financing arrangements may be amended, modified, replaced, renewed, supplemented, refinanced or updated from time to time, and any credit agreements, mortgages or other financing arrangements that any of such Creditors, Mortgage-holders, Trustees, Bondholders, etc., may enter after the date hereof.

DOE acknowledges and agrees that, pursuant to the terms and conditions of certain of the above listed Financing Arrangements, a lien and security interest may automatically attach in favor of the above listed certain after-acquired property, which would include assets to be purchased in whole or in part with the DOE grant funds. Upon debt satisfaction, Recipient will ensure that such lien or security interest is discharged.

U.S Department of Energy

Name:	Donna C. Williams
Title:	Contracting Officer (Authorized signatory for DOE)

Date: